Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of August 5, 2005, by and between Keane, Inc., a Massachusetts corporation with its principal place of business at 100 City Square, Boston, Massachusetts 02129 (“Keane” or the “Company”), and Richard Garnick (the “Executive”).  Keane and the Executive are referred to together herein as the “Parties.”

WHEREAS, Keane has offered employment to the Executive in the position of President, North American Services, and the Executive has accepted, both Parties desire to set forth in a written agreement the terms and conditions of the Executive’s employment by and services to the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive agree as follows:

1.             Effective Date. The Effective Date of this Agreement is September 5, 2005.

2.             Executive Representations.

a.             The Executive affirms that he is not subject to any agreement that restricts his ability to work for Keane in the role contemplated by this Agreement.

b.             The Executive affirms that he has not taken and will not take, bring onto Keane’s premises, or use on behalf of Keane any confidential, proprietary and/or trade secret information belonging to any current or former employer, partner, client, joint venture, investor, or other third party.

c.             The Executive affirms that he has honored all commitments to former employers, as set forth in any applicable employment agreements or otherwise, and intends to continue to honor all such commitments.

3.             Employment Period.  Subject to the benefits described in Section 7, the Company retains the right to terminate the employment of the Executive at any time, including, without limitation, with or without notice and with or without Cause.

4.             Position and Duties.

a.             During his employment with Keane, the Executive shall serve as with the duties and responsibilities customarily assigned to the position of President, North American Services, and such other duties and responsibilities as the Board of Directors (the “Board”) or the Chief Executive Officer of the Company shall from time to time assign to the Executive.  The Executive shall report directly to the Chief Executive Officer of the Company.

b.             During his employment with Keane, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full business attention and time to the business and affairs of Keane and shall use his best efforts to carry out such responsibilities faithfully and efficiently, and in accordance with Keane policy and procedures. Subject to Company approval where required by applicable policy, it shall not be considered a violation of the foregoing for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of Keane in accordance with this Agreement.

c.             The Executive shall be considered an officer of the Company.  As such, he shall be entitled to indemnification and other related protections, as described in Article VI of the Company’s Restated Articles of Organization, attached as Exhibit A.  These protections include, but are not limited to, coverage under Keane’s Directors & Officers Liability insurance policy, within its current limit of $35,000,000.

5.             Compensation and Benefits

a.             Base Salary. As compensation for the Executive’s services hereunder during the Employment Period, the Company shall pay to the Executive an annual salary (the “Base Salary”) of not less than $500,000 payable at such times and intervals as the Company pays the base salaries of its other executive employees. The Base Salary shall be reviewed annually for possible increase. The Base Salary shall not be reduced after any such increase, and the term “Base Salary” shall thereafter refer to the Base Salary as so increased.

b.             Annual Bonus.

(i)            For each fiscal year, the Executive shall be eligible for an annual bonus (the “Annual Bonus”).  The target amount of the Annual Bonus (“Bonus Target”) will be 80% of the annual Base Salary.  The actual amount of each year’s Annual Bonus may be less than the Bonus Target or up to 150% of the Bonus Target, depending upon certain performance measures.  The precise amount of the Annual Bonus shall be determined by the Chief Executive Officer subject to approval by the Compensation Committee of the Board. The Bonus Target will be reviewed annually for possible future increase or decrease.  Annual Bonuses are not earned until the close of business on the last business day of Keane’s fiscal year, are based on fiscal year performance and are generally paid in March or April of the following year, subject to the condition precedent that the Executive is employed on the date the Annual Bonus is paid.

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(ii)           For 2005, the Annual Bonus shall be prorated to reflect the amount of time the Executive is employed by Keane.  Of that prorated amount, Keane will pay no less than seventy-five percent (75%), subject to the condition precedent described in Section 5.b(i).

c.             Stock.

(i)            2005.  Within thirty (30) days of the Effective Date, the Executive will be awarded 300,000 Keane Incentive Stock Options and 10,000 shares of restricted stock, both subject to the terms and conditions of the applicable stock option plan and incentive and/or restricted stock agreements, attached as Exhibit B.

(ii)           2006 and 2007.  The Executive will be awarded no less than 100,000 Keane Incentive Stock Options in 2006 and in 2007, provided the Executive achieves no less than twenty percent (20%) organic growth in each of these years (measured by both revenue and contribution) within the area of his responsibility, subject to approval by the Compensation Committee of the Board.

d.             Benefits. During his employment with Keane, the Executive shall be entitled to receive employee benefits (including without limitation medical, life insurance and other welfare benefits and benefits under retirement and savings plans), Company-provided parking and paid vacation, in each case to the same extent as, and on the same terms and conditions as, other similarly situated senior executives of the Company from time to time.

e.             Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during his employment with Keane in carrying out his duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

6.             Employment Termination.  The Executive’s employment pursuant to this Agreement may be terminated as follows:

a.             For Cause.  At the election of Keane, for “Cause”, immediately upon written notice by Keane to the Executive.  For the purposes of this Agreement, “Cause” for termination shall mean and shall be limited to:

1.             Wrongful misappropriation of the funds or property of the Company;

2.             Use of alcohol or illegal drugs interfering with the performance of the Executive’s obligations, continuing after written warning of such actions;

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3.             Commission of a felony, or of any crime involving moral turpitude, dishonesty, theft or unethical conduct;

4.             Commission of any willful, intentional or grossly negligent act which would reasonably be expected to materially injure the reputation, business or business relationships of the Company or which would bring the Executive or the Company into disrepute, or the willful commission of any act which is a breach of the Executive’s fiduciary duties to the Company;

5.             The deliberate or willful failure by the Executive (other than by reason of the Executive’s physical or mental illness, incapacity or disability) to substantially perform his duties with the Company and the continuation of such failure for a period of 30 days after delivery by the Company to the Executive of Notice specifying the scope and nature of such failure and the Company’s intention to terminate the Executive for Cause;

6.             Commission of any act which constitutes a material breach of the policies of the Company, including but not limited to the disclosure of any confidential information or trade secrets pertaining to the Company or any of its clients; or

7.             Commission of any dishonest act or the making of any dishonest or intentionally misleading statement relating to the business of the Company.

b.             For Good Reason.  At the Executive’s initiative, for “Good Reason” if:

1.             The Executive’s title, duties, status, reporting relationship, authority or responsibilities have been materially and adversely affected; or

2.             The Executive’s compensation, including Base Salary and Bonus Target, has been reduced by 10% or greater; or

3.             The Executive’s principal place of employment is relocated to a location more than 60 miles from such place of employment.

4.             In the context of a Change in Control, as described in Section 7.b, “Good Reason” shall also be deemed to exist if the Executive’s principal place of employment immediately prior to the Change in Control is relocated to a location more than 25 miles from such place of employment.

The Executive shall give the Company Notice of termination specifying which of the foregoing provisions is applicable and the factual basis therefor, and if the

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Company fails to remedy such material failure, the Executive’s last day of actual employment with Keane shall be the 30th business day after such Notice is given or such other date as the Company and the Executive shall agree.

c.             In the Event of Death or Disability.  As used in this Agreement, the term “disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 180 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement.  A determination of disability shall be made by a physician satisfactory to both the Executive and Keane, provided that if the Executive and Keane do not agree on a physician, the Executive and Keane shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

d.             At the election of Keane without Cause, upon not less than 90 days’ prior written notice of termination; or

e.             At the election of the Executive, other than for Good Reason, upon not less than 90 days’ prior written notice of termination.

7.             Effect of Employment Termination

a.             For Cause.  If the Executive’s employment is terminated by Keane for Cause pursuant to Section 6.a, Keane shall pay to the Executive the compensation and benefits otherwise payable to him through the last day of his actual employment by Keane.

b.             Following a Change in Control.  If the Executive’s employment is terminated by the Company without Cause (as defined in Section 6.a) or by the Executive for Good Reason (as defined in Section 6.b) within one year following a Change in Control, as defined in Exhibit C to this Agreement, the effective date of any such termination being hereinafter referred to as the “CIC Termination Date”) the Executive shall be entitled to the following severance benefits (and no others):

(i)            For a period of twenty-four (24) months following the CIC Termination Date (the “Salary Continuation Period”), the Company shall continue to pay the Executive the base salary and targeted annual bonus (monthly on a pro rata basis), both at the rate in effect immediately before the CIC Termination Date, except that in the case of a termination by the Executive for Good Reason, disregarding any reduction thereof that was the basis for such termination.

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(ii)           Upon the CIC Termination Date, all stock options, restricted stock and other equity awards previously granted to the Executive shall become vested immediately and shall be exercisable in full in accordance with the applicable stock option, restricted stock or other form of equity agreement and the terms of any applicable stock or equity plan.

(iii)          The CIC Termination Date shall be treated as a qualifying event under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”).  Under COBRA, if the Executive is covered by the group medical and/or dental plan offered by Keane, the Executive and his or her spouse and dependents are entitled to elect a temporary extension of health and/or dental coverage at group rates in certain instances where coverage under the plan would otherwise end (“Continuation Coverage”).  If the Executive elects Continuation Coverage under COBRA, during the period of such Continuation Coverage, the Executive will be responsible for any contribution required from active employees of the Company under the applicable group medical and/or dental plan.  If and to the extent this Section 7.b(iii) does not apply, as where the Executive is not resident in or of the United States, the Executive shall receive a monthly stipend to offset medical and/or dental benefits lost following the CIC Termination Date.

(iv)          During the Salary Continuation Period, the Executive shall be entitled to continue participation in the executive financial planning benefit in effect as of the CIC Termination Date.

c.             In the Event of Death or Disability.  If the Executive’s employment is terminated by death or because of disability pursuant to Section 6.c, Keane shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation which would otherwise be payable to the Executive up to the end of the month in which the termination of his employment because of death or disability occurs.

d.             At the Election of Keane without Cause or At the Initiative of the Executive for Good Reason.  If the Executive’s employment is terminated by Keane without Cause (as defined in Section 6.a) pursuant to Section 6.d or at the initiative of the Executive for Good Reason, pursuant to Section 6.b:

(i)            Keane shall continue to pay the Executive his Base Salary, for twelve (12) months, plus, in the case of termination by Keane without Cause, any portion of the 90-day notice period described in Section 6.d that is not provided to the Executive; and

(ii)           The last day of the Executive’s actual employment with Keane shall be treated as a qualifying event under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), and the Executive will receive COBRA information under separate cover.  If the Executive elects

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continuation coverage under COBRA, during the period the Executive is receiving base salary continuation payments under this paragraph 7.d, he will be responsible for any contribution required from active employees of the Company under said health insurance program.

e.             Receipt of severance benefits is conditioned on Executive’s execution and delivery of a separation agreement including a general release of claims, in a form acceptable to the Company, and on Executive’s strict compliance with the provisions of any agreement between the Executive and Keane pertaining to trade secrets, confidential information, works made for hire and inventions, competition, solicitation, hiring, and the return of Company property.

f.              At the Election of the Executive Other than for Good Reason.  If the Executive elects to terminate his employment other than for Good Reason, in accordance with Section 6.e, Keane shall pay to the Executive the compensation and benefits otherwise payable to him through the last day of his actual employment by Keane.

8.             Limitations on Payment of Benefits.

a.             Neither the Executive nor Keane shall have the right to accelerate or to defer the delivery of the payments to be made under this Agreement; provided, however, that if the Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and any of the payments to be made to the Executive under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the commencement of the delivery of any such payments will be delayed to the date that is six months after the last day of the Executive’s actual employment with Keane.

b.             Gross-Up Payment.

(i)            Anything in this or any other Agreement to the contrary notwithstanding, in the event an Executive becomes entitled to any benefits or payments under this Agreement or under any other agreement, plan or arrangement to which the Company and the Executive are parties, including any non-cash benefit or deferred payment or benefit (the “Total Benefits”), which will be subject to a tax imposed by Section 4999 of the Code (the “Excise Tax”) due to classification as an excess parachute payment in accordance with Section 280G of the Code, the Company shall pay to him an additional amount (the “Gross-Up Payment”) such that the net amount retained by him, after reduction of any Excise Tax on the Total Benefits and any federal, state and local income tax, Excise Tax and FICA and Medicare withholding taxes upon the payment provided for by this Section, shall be equal to the Total Benefits.  For purposes of this Gross-Up Payment, the amount of the Excise Tax (if any) imposed on any non-cash benefits or any deferred payment or benefit shall be reasonably

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determined by the Company, after consultation with its legal and tax advisors.

(ii)           For purposes of determining the amount of the Gross-Up Payment, an Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of his residence on the Termination Date, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to him applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by him).

(iii)          In the event that the Excise Tax is subsequently determined to be less than the amount taken into account for purposes of calculating the Gross-Up Payment, the Executive shall promptly repay to the Company the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the portion of the Gross-Up Payment being repaid by him to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or federal, state or local income taxes) plus interest on the amount of such repayment at the rate provided in Section
1274(b)(2)(B) of the Code.

(iv)          In the event that the Excise Tax is determined to exceed the amount taken into account hereunder, the Company shall make an additional Gross-Up Payment to him in respect of such excess (plus any interest, penalties or additions payable by him with respect to such excess) at the time that the amount of such excess is finally determined.

(v)           The Gross Up Payment shall be made within two and a half months after the last day of the Executive’s actual employment with Keane; provided, however, that if the Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of Code and any of the payments to be made to the Executive under this Section 4 constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the commencement of the delivery of any such payments will be delayed by six months.

(vi)          The intent of this Section 8 is to make the Executive whole, to the extent allowed under applicable laws and regulations, such that he is not detrimentally impacted by the imposition of a tax over and above the marginal rate applicable to his Keane-related earnings as a result of a

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Change In Control.  To the extent the Executive is subject to income tax laws of a country other than the United States, the Company shall use its best efforts to implement the intent of this Section 8 in accordance with applicable laws and regulations.

9.             Obligations and Restrictive Covenants.

a.             The Executive agrees to execute an Agreement pertaining to, without limitation, confidentiality, non-disclosure, non-solicitation and non-competition, in the form attached as Exhibit D.

b.             All obligations and restrictive covenants as set forth in any existing or future employment agreements, stock option agreements, codes of conduct, or the like, shall remain in full force and effect notwithstanding this Agreement, including but not limited to, provisions and/or restrictions relating to trade secrets, confidential information, works made for hire and inventions, competition, solicitation, hiring, Company property, et cetera, except that any and all such obligations and restrictive covenants shall remain in full force and effect for the entire Salary Continuation Period notwithstanding any shorter period set forth therein.

10.           Notices.

a.             Each notice, demand, consent or communication (hereinafter “Notice”) which is or may be required to be given by any party to the other party in connection with this Agreement shall be in writing and given by facsimile, personal delivery, receipted delivery services, or by certified mail, return receipt requested, prepaid and properly addressed to the other party as shown below.

b.             Notices shall be effective on the date sent via facsimile, the date delivered personally or by receipted delivery service, or three (3) days after the date mailed:

(i)            To the Company:

Legal Department
Attn: Corporate Counsel
Keane, Inc.
100 City Square
Charlestown, MA  02129

(ii)           To the Executive:

At the residence address most recently filed with the Company.

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11.           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, that Keane may assign its rights, interests or obligations hereunder to: (a) a subsidiary, subdivision or affiliate, provided that Keane shall remain responsible to the Executive for such obligations in the event they are not met by such assignee; or (b) to a person, corporation, organization or other entity that acquires (whether by stock purchase or merger or otherwise) all or substantially all of the business or assets of Keane.

12.           Miscellaneous.

a.             This Agreement may be amended or modified only by a written instrument executed by Keane and the Executive.  Notwithstanding anything herein to the contrary, to the extent that the Executive or Keane reasonably believe that Section 409A of the Code will result in adverse tax consequences to the Executive as a result of this Agreement, then the Executive and Keane shall renegotiate this Agreement in good faith in order to minimize or eliminate such tax consequences and retain the basic after-tax economics of this Agreement for the Executive to the extent possible.

b.             This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the Commonwealth of Massachusetts.

c.             Except in the case of Section 11 above, the term “Keane” or the “Company” shall include Keane, Inc. and any of its subsidiaries, subdivisions and affiliates.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

d.             This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

e.             The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

f.              The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

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g.             Keane shall have the right to withhold all applicable income and employment taxes due with respect to any payment made to the Executive under this Agreement.

Executed this 5th day of August, 2005.

By:	/s/ Richard Garnick

Richard Garnick

Keane, Inc.

By:	/s/ Russell J. Campanello

Russell J. Campanello, Sr. Vice President,
Human Resources

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EXHIBIT A

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

Keane, Inc. (the “Corporation”), having a registered office at 100 City Square, Boston, MA 02129, certifies as follows:

FIRST, the Restated Articles were duly adopted and approved on February 10, 2005 by the board of directors without shareholder approval in the manner required by General Laws, Chapter 156D and the Articles of Organization of the Corporation, as amended to date, and shareholder approval was not required.

SECOND, the following is all the information required to be in the original Articles of Organization, except that the supplemental information provided for in Article VIII of the Articles of Organization is not included:

ARTICLE I.  The exact name of the corporation is Keane, Inc.

ARTICLE II. The purposes for which the corporation is formed are as follows:

To engage in the business of providing consulting and advisory services relating to the use of data processing and data communication equipment and equipment associated therewith; and to engage in the business of providing systems design and computer programming services.

ARTICLE III.  The total number of shares of each class of stock that the corporation is authorized to issue is as follows:

TYPE	NUMBER OF SHARES AUTHORIZED	PAR VALUE
Common	200,000,000	$.10
Class B Common	503,797	$.10
Preferred	2,000,000	$.01

ARTICLE IV.  If more than one class or series of shares is authorized, the preferences, limitations and relative rights of each class or series are as follows:

PART I.                                                     COMMON STOCK.

A.                                               Dividends, Combinations and Subdivisions.

1.                                       Holders of Common Stock and Class B Common Stock shall be entitled to receive such dividends, payable in cash or other as may be declared thereon by the Board of Directors from time to time out of the assets or funds of the corporation legally available therefor, provided that no regular cash quarterly dividend may be declared and paid to holders of Class B Common Stock unless at the same time the Board of Directors shall also declare and pay to the holders of Common Stock a per share dividend which is $.05 per share greater than the per share dividend declared and paid to holders of Class B Common Stock.  Otherwise, no dividends may be declared or paid to holders of Class B Common Stock unless equal dividend is declared and paid to holders of Common Stock.  In addition, the Board of Directors may declare and pay dividends to the holders of Common Stock without declaring and paying dividends to the holders of Class B Common Stock.

2.                                       If the outstanding shares of either the Common Stock or the Class B Common Stock are changed into, exchanged for or reclassified into a different number, class or kind of shares of the Corporation or any other corporation or entity which does not result in the receipt by the Corporation of any new consideration (other than a transfer of surplus of the Corporation) without such action being taken on a proportionate basis with respect to the other class of common stock, whether such change, exchange or reclassification occurs through a reorganization, recapitalization, stock split or otherwise, then the requirement that a greater per share dividend be declared and paid with respect to the Common Stock shall be appropriately and equitably adjusted to reflect such action.

3.                                       The requirement that a greater per share dividend be declared and paid with respect to the Common Stock shall not apply (a) to a dividend paid in partial or complete liquidation of the Corporation, (b) to a special dividend payable in cash or capital stock or (c) in the event of a dividend payable in any shares of an existing, or a newly created, class of the Corporation’s capital stock.  If a dividend payable in any class of the capital stock of the Corporation is declared on the Common Stock, the Board of Directors shall also declare a dividend on the Class B Common Stock payable in shares of the same capital stock of the Corporation equal, on a per share basis, to the number of shares of capital stock of the Corporation which are paid to holders of Common Stock.  If a dividend payable in any class of the capital stock of the Corporation is declared on the Class B Common Stock, the board shall also declare a dividend on the Common Stock payable in shares of the same capital stock of the Corporation, equal, on a per share basis, to the number of shares of capital stock of the Corporation which are paid to holders of Class B Common Stock.

B.                                                 Voting.

1.                                       Except as expressly provided herein, at every meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation and every holder of Class B Common Stock shall be entitled to ten votes in person or by proxy for each share of Class B Common Stock standing in his name on the transfer books of the Corporation.

2.                                       Except as may otherwise be required by law or by this Article 4, the holders of Common Stock and Class B Common Stock shall vote together as a single class.

C.                                                 Conversion.

1.                                       Each share of Class B Common Stock may at any time be converted into one fully paid and nonassessable share of Common Stock.  Such right of conversion shall be exercised by the surrender of the certificate representing such share of Class B Common Stock to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation, or if an agent for the registration of transfer of shares of Class B Common Stock is then duly appointed and acting (said agent being hereinafter called the “Transfer Agent”) then at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to subparagraph (5) below.

2.                                       As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in subparagraph (1) above and the payment in cash of any amount required by the provisions of subparagraphs (1) and (5), the Corporation will deliver or cause to be delivered at the office of the Transfer Agent to, or upon the written order of, the holder of such certificate a certificate or certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

3.                                       No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock, provided, however, that if a share shall be converted after the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but before such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on the date set for payment of such dividend or other distribution notwithstanding the conversion of such share or the Corporation’s default in payment of the dividend due on such date.

4.                                       The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number or shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained in these Articles shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.  The Corporation covenants that if any shares of Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any government authority under any federal or state law before such shares of Common Stock may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be.  The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares of Class B Common Stock will, upon issue, be fully paid and nonassessable and not subject to any preemptive rights.

5.                                       The issuance of certificates for shares of Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance.  However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

6.                                       At any time while there are shares of Class B Common Stock issued and outstanding, the Board of Directors of the Corporation may, in its sole discretion, by a majority vote of the Directors then in office convert all outstanding shares of Class B Common Stock into Common Stock on a share for share basis.  Notice of automatic conversion of Class B Common Stock specifying the date fixed for said conversion shall be mailed, postage prepaid, at least 20 days but not more than 30 days prior to said conversion date to the holders of record of the Class B Common Stock at their respective addresses as the same shall appear on the books of the Corporation.  Following the expiration of such notice period, each outstanding share of Class B Common Stock shall be deemed to be a share of Common Stock for all purposes.

D.                                                Distribution of Assets.

1.                                       If the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the Class B Common Stock shall be entitled to share ratably with the holders of the Common Stock of the Corporation as a single class in the net assets of the Corporation; that is, an equal amount of net assets for each share of Common Stock and Class B Common Stock.  A merger or consolidation of the Corporation with or into any other corporation or sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this subparagraph (D).

E.                                                  Authorized Shares; Fractional Shares.

1.                                       The number of authorized shares of Class B Common Stock may not be increased unless approved by the holders of a majority of the then outstanding shares of Common Stock.

2.                                       No fractional shares of Common Stock shall be issued upon conversion of shares of Class B Common Stock.  In lieu of fractional shares, the Transfer Agent shall pay an amount in cash equal to the closing market price of the shares of Common Stock on the conversion date multiplied by the fraction of a share of Common Stock that would otherwise be issuable.

PART II.                                                 PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided.  Any shares of any series of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued as shares of the same series or as shares of one or more other series of Preferred Stock except as otherwise provided by law.  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Massachusetts Business Corporation Law.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

ARTICLE V.  The restrictions imposed by the Articles of Organization upon the transfer of shares of any class or series of stock are as follows:

A.                                   No person holding shares of Class B Common Stock (a “Class B Holder”) may transfer, except by gift, devise or bequest, a transfer to the estate of a stockholder upon the death of such stockholder or a transfer of shares held in a trust to the grantor of such trust or to any person to whom or for whose benefit the principal of such trust may be distributed, and the Corporation and the Transfer Agent shall not register the transfer of such shares of Class B Common Stock, whether by sale, assignment, appointment or otherwise.  Any purported transfer of shares of

Class B Common Stock, other than a transfer of the type described above, shall be null and void and of no effect and the purported transfer by a Class B Holder will result in the immediate and automatic conversion of the shares of Class B Common Stock held by such Class B Holder into shares of Common Stock.  The purported transferee shall have no rights as a stockholder of the Corporation and no other rights against, or with respect to, the Corporation except the right to receive shares of Common Stock upon the immediate and automatic conversion of his shares of Class B Common Stock into shares of Common Stock.  The estate of any deceased stockholder, a transferee upon the distribution of the assets of such an estate, any transferee of the Class B Common Stock by gift, devise or bequest or a transferee from a trust of which such transferee was the grantor or a principal beneficiary shall hold the transferred shares of Class B Common Stock subject to the same restrictions on transferability as apply to all Class B Holders under this Article V.

B.                                     Shares of Class B Common Stock shall be registered in the name(s) of the beneficial owner(s) thereof (as hereafter defined) and not in “street” or “nominee” names; provided, however, certificates representing shares of Class B Common Stock issued as a stock dividend on the Corporation’s then outstanding Common Stock may be registered in the same name and manner as the certificates representing the shares of Common Stock with respect to which the shares of Class B Common Stock are issued.  For the purposes of this paragraph (B) the term “beneficial owner(s)” of any shares of Class B Common Stock shall mean the person or persons who possess the power to dispose, or to direct the deposition, of such shares.  Any shares of Class B Common Stock registered in “street” or “nominee” name may be transferred to the beneficial owner of such shares on the record date for such stock dividend, upon proof satisfactory to the Corporation and the Transfer Agent that such person was in fact the beneficial owner of such shares on the record date for such stock dividend.

C.                                     Notwithstanding anything to the contrary in this Article V, any Class B Holder may pledge such holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledge, provided that such shares shall not be transferred to, or registered in the name of, the pledgee and shall remain subject to the provisions of this subparagraph (C) of Article V.  In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may not be transferred to the pledgee and may only be converted into shares of Common Stock.

D.                                    The Corporation shall note on the certificates representing the shares of Class B Common Stock the restrictions on transfer and registration of transfer imposed by this Article V.

E.                                      For purposes of this Article V:

(i)                                     Each joint owner of shares of Class B Common Stock shall be considered a Class B Holder of such shares.

(ii)                                  A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

(iii)                               Unless otherwise specified, the term “person” includes a natural person, corporation, partnership, unincorporated association, firm, joint venture, trust or other entity.

(iv)                              Persons participating in a Thrift or Employee Stock Ownership Plan of the Corporation (or any similar or successor plans) shall be deemed to be the Class B Holders of the shares of Class B Common Stock allocated to their accounts pursuant to such plans.

ARTICLE VI.  Other lawful provisions:

A.                                   Limitation of Liability of Directors for Monetary Damages. To the fullest extent permitted by Chapter 156D of the General Laws of Massachusetts (“Chapter 156D”), as it exists or may be amended, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to, or repeal of, this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

B.                                     Indemnification.

1.                                       Actions, Suits and Proceedings.  The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Corporation (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments and fines incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, unless the Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.  Notwithstanding anything to the contrary in this Article, except as set forth in Section 5 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

2.                                       Settlements.  The right to indemnification conferred in this Article shall include the right to be paid by the Corporation for amounts paid in settlement of any such action, suit or proceeding and any appeal therefrom, and all expenses (including attorneys’ fees) incurred in connection with such settlement, pursuant to a consent decree or otherwise, unless and to the extent it is determined pursuant to Section 5 below that the Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the Corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

3.                                       Notification and Defense of Claim.  As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought.  With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.  After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 3.  The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article.  The Corporation shall not be entitled to assume the defense of any claim brought by or in the right of the Corporation, or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

4.                                       Advance of Expenses.  Subject to the provisions of Section 5 below, in the event that the Corporation does not assume the defense pursuant to Section 3 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article.  Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

5.                                       Procedure for Indemnification.  In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2 or 4 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses.  Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be.  Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the Corporation, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

6.                                       Remedies.  The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 5.  Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation.  Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to

Section 5 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.  The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

7.                                       Subsequent Amendment.  No amendment, termination or repeal of this Article or of the relevant provisions of Chapter 156D or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

8.                                       Other Rights.  The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a Director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee.  Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article.  In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

9.                                       Partial Indemnification.  If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

10.                                 Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another organization or employee benefit plan against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Chapter 156D.

11.                                 Merger or Consolidation.  If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

12.                                 Savings Clause.  If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

13.                                 Subsequent Legislation.  If the Massachusetts General Laws are amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the Massachusetts General Laws, as so amended.

14.                                 Amendments to Articles.  Notwithstanding any other provisions of law, these Articles of Organization or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all the stockholders would be entitled to cast at any annual election of directors or class or directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article 6B.

C.                                     Authorization of Directors to Make, Amend or Repeal Bylaws. The directors may make, amend or repeal the bylaws in whole or in part, except with respect to any provision thereof which by law or the bylaws of the corporation requires action by the stockholders.

ARTICLE VII.  The effective date of this restatement of the Articles of Organization is the date and time these Restated Articles were received for filing.

THIRD, No Articles of the Articles of Organization of the corporation are being amended by these Restated Articles.

Signed by	/s/ C. Whitney Pedersen
(signature of authorized individual)

(Please check appropriate box)

☐	Chairman of the Board of Directors

☐	President

☒	Other Officer

☐	Court-appointed fiduciary,

Signed on this 10th day of May 2005.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws, Chapter 156D, Section 10.07)

I hereby certify that upon examination of these Restated Articles of Organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $ 200 having been paid, said articles are deemed to have been filed with me this 16th  day of May, 2005 at 3:44 p.m.
                   time

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

/s/ William Francis Galvin

Contact information to be filled in by corporation:

C. Whitney Pedersen

100 City Square, Boston, MA 02129

Telephone:  (617) 241-9200

Email:  charles_w_pedersen@keane.com

EXHIBIT B

Keane, Inc.

Incentive Stock Option Agreement

Granted Under 1998 Stock Incentive Plan

1.                                       Grant of Option.

This agreement evidences the grant by Keane, Inc., a Massachusetts corporation (the “Company”), on             ,      (the “Grant Date”) to                      (the “Participant”), an employee of the Company or one of its wholly-owned subsidiaries, as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder (the “Code”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 1998 Stock Incentive Plan (the “Plan”), a total of        shares of common stock, $.10 par value per share, of the Company (“Common Stock”) (the “Shares”) at $      per Share.  Unless earlier terminated, this option shall expire on, and cannot be exercised on or after, the tenth anniversary of the Grant Date (the “Expiration Date”).

It is intended that the option evidenced by this agreement shall be an incentive stock option as defined in Section 422 of the Code.  For so long as the Code shall so provide, options granted to any employee which are intended to constitute incentive stock options shall not constitute incentive stock options to the extent that such options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate fair market value (determined as of the respective date or dates of grant) of more than $100,000.  Any shares granted above the $100,000 limit are considered non-qualified stock options.  Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.             Vesting Schedule.

 Except as otherwise provided in this Agreement, this option shall become fully exercisable as to all of the Shares on the fifth anniversary of the Grant Date (the “Fifth Anniversary Date”).  Notwithstanding the foregoing, if prior to the Fifth Anniversary Date the Company shall file with the Securities and Exchange Commission an Annual Report on Form 10-K cash EPS for any fiscal year following year 2000 greater than or equal to any of the cash EPS targets set forth below,

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then this option shall, upon filing of such Form 10-K, immediately become exercisable as to not more than the number of shares set forth opposite such EPS target in the table below.

Cash EPS Target	Number of Shares as to which Option is Exercisable
EPS = $1.00	34% of total number of Shares
EPS = $1.50	67% of total number of Shares
EPS = $2.00	100% of total number of Shares

The right of exercise shall be cumulative so that to the extent the option is not exercised at any time to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Expiration Date or the termination of this option under Section 3 hereof or the Plan.

3.             Exercise of Option.

(a)           Form of Exercise.  Each election to exercise this option shall be in writing specifying the number of Shares to be exercised, the option exercise price per Share and delivery instructions for the Shares, signed by the Participant, and received by the Company at its principal office, accompanied by payment in full as follows:

(i)                                     in cash or by check, payable to the order of the Company; or

(ii)                                  by delivery of cash or a check equal to the exercise price of the options by a creditworthy broker;

(iii)                               by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith, with written proof that the Common Stock was owned by the Participant at least twelve months prior to such delivery; or

(iv)                              by any combination of the above permitted forms of payment.

The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

(b)           No Special Employment Rights; Agreement Not To Compete.  Nothing contained in the Plan shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment of the Participant for the period within which this option

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may be exercised.  The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any claim under the Plan.  In consideration of the benefits herein conferred, the Participant hereby agrees and covenants with the Company that for a period of one (1) year following any termination of his or her employment with the Company he or she (i) will not hire, attempt to hire, solicit, or attempt to solicit to hire, or assist another or participate in any manner in the hiring or soliciting for hire, of any person employed by Keane within the one (1) year prior to the termination of his or her employment; and (ii) will not “compete” with Keane.  For purposes of the Agreement, “competing” is defined as soliciting or doing business with, directly or indirectly, any present or past customer of Keane, or any prospective customer of Keane, with whom he or she has had contact in connection with any business activity.

(c)           Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the date of grant of this option, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(d)           No Rights As Stockholder.  No Participant shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to this option (including, without limitation, any rights to dividends or distributions) until becoming the record holder of such shares.  Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to this option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then if the Participant exercises this option between the close of business on the record date for such stock dividend and the close of business on the distribution date for such stock dividend, he or she shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(e)           Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (f) and (g) below, the right to exercise this option shall terminate forty-five (45) days after such cessation (but in no event after the Expiration Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.  Notwithstanding the foregoing, if the Participant, prior to the Expiration Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

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(f)            Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (g) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant by the Participant, provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Expiration Date.

(g)           Discharge for Cause.  If the Participant, prior to the Expiration Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. “Cause” shall mean misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company in the best interests of the Company (including, but not limited to, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive.  The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.

(h)           Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, in each case other than an Acquisition Event (as defined in the Plan), the number and class of securities and exercise price per share subject to this option shall be appropriately adjusted by the Company to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate.

4.             Withholding.  No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5.             Nontransferability of Option.  This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6.             Disqualifying Disposition.  If the Participant disposes of Shares acquired upon exercise of this option within two years from the date of grant of the option or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition within 30 days of such disposition.

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7.             Provisions of the Plan.   This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer.  This option shall take effect as a sealed instrument.

KEANE, INC.

s/s Brian T. Keane

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PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof.  The undersigned hereby acknowledges receipt of a copy of the Company’s 1998 Stock Incentive Plan.

PARTICIPANT:

Signature:

Name (please print):

Address:

I have read the terms and conditions of the foregoing option and choose NOT TO ACCEPT the option agreement.

PARTICIPANT:

Signature:

Name (please print):

Address:

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EXHIBIT C

DEFINITION OF “CHANGE IN CONTROL”

“Change in Control” shall mean any of the following:

(a)                                    any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board (“Voting Securities”) or (B) the then outstanding shares of Company’s common stock (“Common Stock”) (other than as a result of an acquisition of securities directly from the Company); or

(b)                                   During any period of two years or less, persons who at the beginning of such period (the “Commencement Date”) constitute the Company’s Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c)                                    the stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to fifty percent (50%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns fifty percent (50%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (a).

Exhibit D

AGREEMENT

This Agreement (“Agreement”) is by and between Keane, Inc. (“Keane”) and the employee named below and is effective on the date of execution by both parties.

I understand that Keane is involved in an extremely competitive industry in which information and knowledge are valuable assets that must be protected.

I also understand that this Agreement seeks to protect these assets, as well as other legitimate business interests, by addressing the issues of non-disclosure of confidential and/or proprietary information and trade secrets; rights in inventions; and employee obligations and restrictive covenants.

I understand the meaning and effect of the terms of this Agreement, and understand that agreement to the terms set forth herein is a condition of my employment or continued employment with Keane.

NOW, THEREFORE, in consideration of the covenants herein and for other good and valuable consideration, I hereby agree with Keane as follows:

Employment with Keane

1.     I understand and agree that any subsequent change or changes in my employment, including but not limited to change or changes to my title, duties, responsibilities, compensation, benefits, reporting relationships and/or term of my employment, shall not in any way affect the validity of this Agreement, which shall be and remain in full force and effect.

Trade Secrets, Confidential Information and Keane Property.

2.     I acknowledge that my employment with Keane has given or will give me access to certain trade secrets and confidential and/or proprietary information belonging to Keane including, but not limited to, non-public information pertaining to current or former employees, information pertaining to hires, prospective hires or potential hires, reports, customer lists, customer prospect material, price lists, rate structures, responses to requests for proposals, presentations, methodologies and software owned either by Keane, or developed by Keane for any of its clients, whether electronically and/or in hard copy (all referred to as “Company Confidential Information”).

3.     I understand that I may use Company Confidential Information described in paragraph 4 only in the ordinary course of my employment with Keane.  I also understand that I may disclose Company Confidential Information described in paragraph 4 to others only when authorized to do so and only when access to this Company Confidential Information is necessary in the ordinary course of employment by, on behalf of or in partnership with Keane.

4.     I understand that securities laws strictly prohibit the disclosure of non-public information and the trading in a stock or other security by a person in possession of material, non-public information concerning that security.

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5.     I understand that Keane retains exclusive rights in Company Confidential Information described in paragraph 4.  I understand that I have no right to edit, copy, remove, distribute, create derivative works or publish any such Company Confidential Information in any form and medium, whether electronically or in hard copy and whether alone or as part of a collective work, except as necessary in the ordinary course of my employment with Keane.

6.     At the termination of employment I will not, without the express written authorization of an officer (Senior Vice President or higher) of Keane, take with me the original or any copy (in any form or medium, whether electronically or in hard copy) of any Company Confidential Information and/or other Keane information not readily available to the public in any form as defined under paragraph 4.  I will promptly deliver to Keane all of such material held by me.

7.     At the termination of employment I will also return to Keane all property and/or other equipment provided to me during the course of my employment.

Works Made for Hire and Inventions.

8.     I understand and agree that all inventions, computer programs and the like created or conceived by me during the course of my employment (whether solely or jointly with others) either for use by Keane or which could be used by Keane in furtherance of its business activity, are “Works Made for Hire”, belong solely to Keane, and are entitled to the same protections as Company Confidential Information.

9.     I agree to sign all papers, to execute all oaths and to do everything necessary and proper to protect Keane’s title to Works Made for Hire and to enable Keane to apply for and obtain, maintain and enforce US and foreign patents or copyrights thereof, but without expense to me.

Employee Obligations and Restrictive Covenants.

10.   I affirm that I am not subject to any agreement that restricts my ability to work for Keane or on assignments at Keane’s clients.

11.   I will, during the period of my employment by Keane, devote my full time and best efforts to Keane’s business and will not, without the express written permission of Keane, engage in any business activities that would conflict with my duties. Keane agrees that such permission will not be unreasonably withheld so long as the requested activity is not similar to or does not conflict with the primary business of Keane.  Furthermore, I expressly agree that during said period, I will not, directly or indirectly, work for or assist in any way any competitor of Keane.

12.   I agree that after my employment with Keane ends, for a period of twelve (12) months immediately thereafter, I will not hire, attempt to hire, solicit, or attempt to solicit to hire, or assist another or participate in any manner in the hiring or soliciting for hire, of any person employed by Keane within the one (1) year prior to the termination of my employment.

13.   I agree that after my employment with Keane ends, for a period of twelve (12) months, I will not “compete” with Keane.  For purposes of this Agreement, “competing” is

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defined as soliciting or doing business with, directly or indirectly, any past (within the two years prior to the termination of my employment), present or prospective customer of Keane, with whom I, or anyone reporting to me, have had contact in connection with any business activity, but is limited to the type of services provided by Keane to any of its customers during the term of my employment.

Miscellaneous.

14.   Upon termination Keane is authorized to deduct from my compensation (net pay) or other amounts owed to me, to the extent allowed by law, any debts or financial obligations I have incurred and owe to Keane. In the event that the amounts owed to me do not fully repay the obligation, I agree to pay Keane such excess amount on or before my termination date.

15.   I understand that any breach of the above terms would cause irreparable harm to Keane.  Therefore, in the event of any such breach, Keane shall have the right to appropriate equitable relief, including but not limited to, injunctive relief or specific performance, as well as any and all other appropriate remedies of law.

16.   Any amendment to or modification of this Agreement, and any waiver of any provision hereof, shall be in writing.  Any waiver by Keane of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

17.   I agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason by held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.  Upon termination of my employment for any reason I agree that the terms and conditions of this Agreement shall continue to be of full force and effect.

18.   This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the Commonwealth of Massachusetts.

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19.   The term “Keane” shall include Keane, Inc. and any of its subsidiaries, subdivisions and affiliates.  Keane shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreement hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

I have read and agree to the above terms and conditions.

Signature:

Printed
Name:

Date:

Received at Branch/Corporate

By:

Printed
Name:

Date:

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